Exhibit 99.1

Woodward Reports Second Quarter Fiscal Year 2017 Results

FORT COLLINS, Colo., April 19, 2017 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its second quarter of fiscal year 2017 ending March 31, 2017.  (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal 2017 Highlights

  Net sales for the second quarter of 2017 were $500 million, compared to $479 million for the second quarter of last year.
  Net earnings for the second quarter of 2017 were $38 million, or $0.60 per share, compared to $41 million, or $0.65 per share, in the second quarter of 2016.
  Aerospace segment sales grew 10 percent and earnings increased 15 percent, while Industrial segment sales and earnings decreased 5 percent and 12 percent, respectively, as compared to the prior year quarter.
  Net cash generated from operating activities for the first half of fiscal 2017 was $130 million, compared to $362 million for the prior year. Free cash flow1 was $87 million for the first half of 2017, compared to $262 million for the same period of the prior year. The prior year included $250 million of proceeds from the formation of the joint venture with GE.

“Our Aerospace segment performance was strong this quarter and we are beginning to reap the benefits from strategic investments to increase market share on next generation aircraft programs,” said Thomas A. Gendron, Chairman and Chief Executive Officer. “While certain areas of the Industrial segment are showing signs of recovery, we are still experiencing challenges. Overall, we remain well-positioned to achieve our fiscal year expectations.”

Company Results

Net sales for the second quarter of fiscal 2017 were $500 million, compared to $479 million for the second quarter of fiscal 2016.

The effective tax rate for the second quarter of 2017 was 24.1 percent, compared to 24.9 percent for the second quarter of 2016. The full year effective tax rate is now expected to be approximately 22 percent.

Net earnings for the second quarter of 2017 were $38 million, or $0.60 per share, compared to $41 million, or $0.65 per share in the second quarter of 2016. EBIT1 was $57 million for the second quarter of 2017, compared to $60 million for the second quarter of 2016.

Segment Results

Aerospace
Aerospace segment net sales for the second quarter of fiscal 2017 were $321 million, compared to $291 million for the prior year second quarter. Segment earnings for the second quarter of 2017 were $58 million, compared to $51 million for the same quarter a year ago. Segment earnings as a percent of segment net sales were 18.2 percent this quarter, compared to 17.4 percent in the same quarter of the prior year.

Aerospace OEM and aftermarket sales were strong in both defense and commercial markets. Defense OEM sales improved as a result of strength in smart weapons, with aftermarket driven by maintenance needs. Commercial aerospace benefitted from next generation aircraft programs and initial provisioning. Business jets and rotorcraft remained weak. The improvement in segment earnings was primarily attributable to the higher sales volume.

Industrial
Industrial segment net sales for the second quarter of fiscal 2017 were $180 million, compared to $189 million in last year’s second quarter. Segment earnings for the second quarter of 2017 were $17 million, compared to $19 million in the second quarter a year ago. Segment earnings as a percent of segment net sales were 9.5 percent in the second quarter of 2017, compared to 10.3 percent in the same quarter of the prior year.

Industrial gas turbine aftermarket sales and wind turbine converter sales declined this quarter, compared to the prior year. Sales of natural gas fuel systems applied on trucks in Asia and reciprocating engine power generation applications were up in the quarter, compared to the prior year. The decrease in segment earnings was primarily due to the lower sales volume and planned increase in new facility costs, which was partially offset by savings associated with significant cost reduction initiatives previously implemented.

Nonsegment
Nonsegment expenses totaled $19 million for the second quarter of fiscal 2017, compared to $10 million for the same quarter last year. The increase was primarily the result of the timing of recognition of stock-based compensation expense.

Year-to-Date Results

Net sales for the first six months of fiscal 2017 were $943 million, an increase of 2 percent from $924 million for the six-month period last year. Net earnings for the first six months of 2017 were $85 million, compared to $67 million in the same period last year. Earnings per share for the first six months of 2017 were $1.33, compared to $1.05 for the same period last year. The prior year period included $10 million of after-tax special charges, or $0.16 per share.

Year-to-date EBIT was $110 million, compared to $95 million for the same period last year. The prior year period included $16 million of pre-tax special charges.

Aerospace segment net sales for the first six months of fiscal 2017 were $587 million, an increase of 5 percent compared to $559 million for the six-month period last year. Aerospace segment earnings as a percent of segment net sales for the first six months of 2017 was 17.9 percent, compared to 16.8 percent for the six-month period last year.

Industrial segment net sales for the first six months of 2017 were $356 million, a decrease of 3 percent compared to $365 million for the six-month period last year. Industrial segment earnings as a percent of segment net sales for the first six months of 2017 was 9.9 percent, compared to 11.2 percent for the six-month period last year.

Nonsegment expenses totaled $30 million for the first six months of 2017, or 3.2 percent of consolidated net sales, compared to $41 million, or 4.4 percent of consolidated net sales, for the first six months of the prior year. Nonsegment expenses in the prior year period included $16 million of pre-tax special charges.

Cash Flow and Financial Position

Net cash generated from operating activities for the first half of fiscal 2017 was $130 million, compared to $362 million for the prior year. Free cash flow was $87 million for the first half of 2017, compared to $262 million for the same period of the prior year. The prior year included $250 million of proceeds from the formation of the joint venture with GE. Payments for property, plant, and equipment for the first six months of fiscal 2017 were $43 million, compared to $99 million for the first six months of fiscal 2016.

Total debt was $696 million at March 31, 2017, compared to $727 million at September 30, 2016. The ratio of debt-to-debt-plus-equity was 35.7 percent at March 31, 2017, compared to 37.5 percent at September 30, 2016.

Outlook

Overall, fiscal year 2017 guidance is unchanged. Net sales are expected to increase by approximately 4 to 6 percent from the prior year and earnings per share are expected to be between $2.95 and $3.25.

Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, April 19, 2017 to provide an overview of the financial performance for the second quarter of fiscal year 2017, business highlights, and outlook for fiscal 2017. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 47791154. An audio replay will be available by telephone from 7:30 p.m. EDT on April 19, 2017 until 11:59 p.m. EDT on May 3, 2017. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 47791154.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to the performance of our segments, our strategic actions and their proposed effect, our expected operating results, including net sales, earnings per share, and tax rate, as well as expectations regarding our markets. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2016 and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands except per share amounts)	2017	2016	2017	2016

Net sales	$500,381	$479,382	$943,275	$924,492
Costs and expenses:
Cost of goods sold	365,156	346,139	692,350	679,516
Selling, general, and administrative expenses	43,172	36,823	76,968	77,605
Research and development costs	30,385	31,762	56,925	63,359
Amortization of intangible assets	6,431	6,926	12,889	13,872
Interest expense	6,790	6,234	13,630	13,142
Interest income	(474)	(441)	(879)	(888)
Other (income) expense, net	(1,315)	(2,427)	(5,903)	(4,436)
Total costs and expenses	450,145	425,016	845,980	842,170
Earnings before income taxes	50,236	54,366	97,295	82,322
Income taxes	12,131	13,542	12,642	15,678
Net earnings	$38,105	$40,824	$84,653	$66,644

Earnings per share amounts:
Basic earnings per share	$0.62	$0.66	$1.38	$1.07
Diluted earnings per share	$0.60	$0.65	$1.33	$1.05
Weighted average common shares outstanding:
Basic	61,310	61,639	61,436	62,351
Diluted	63,499	63,064	63,593	63,768
Cash dividends per share paid to Woodward common stockholders	$0.125	$0.110	$0.235	$0.210

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
	2017	2016
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$78,953	$81,090
Accounts receivable	279,897	343,768
Inventories	506,275	461,683
Income taxes receivable	15,942	20,358
Other current assets	29,456	37,525
Total current assets	910,523	944,424
Property, plant, and equipment, net	888,235	876,350
Goodwill	553,974	555,684
Intangible assets, net	184,577	197,650
Deferred income tax assets	19,421	20,194
Other assets	50,430	48,060
Total assets	$2,607,160	$2,642,362

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$134,300	$150,000
Accounts payable	177,730	169,439
Income taxes payable	3,046	4,547
Accrued liabilities	105,978	156,627
Total current liabilities	421,054	480,613
Long-term debt, less current portion	562,045	577,153
Deferred income tax liabilities	9,403	3,777
Other liabilities	359,866	368,224
Total liabilities	1,352,368	1,429,767
Stockholders’ equity	1,254,792	1,212,595
Total liabilities and stockholders’ equity	$2,607,160	$2,642,362

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six-Months Ended
	March 31,
(Unaudited - in thousands)	2017	2016

Net cash provided by operating activities	$129,994	$361,682

Cash flows used in investing activities:
Payments for property, plant, and equipment	(43,053)	(99,316)
Net proceeds from sale of assets	3,682	2,112
Proceeds from sales of short-term investments	4,994	-
Net cash used in investing activities	(34,377)	(97,204)

Cash flows used in financing activities:
Cash dividends paid	(14,415)	(13,086)
Proceeds from sales of treasury stock	11,223	5,288
Payments for repurchases of common stock	(61,782)	(117,820)
Borrowings on revolving lines of credit and short-term borrowings	684,200	300,000
Payments on revolving lines of credit and short-term borrowings	(706,600)	(385,596)
Payments of long-term debt and capital lease obligations	(204)	(50,075)
Net cash used in financing activities	(87,578)	(261,289)
Effect of exchange rate changes on cash and cash equivalents	(10,176)	(646)
Net change in cash and cash equivalents	(2,137)	2,543
Cash and cash equivalents at beginning of year	81,090	82,202
Cash and cash equivalents at end of period	$78,953	$84,745

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2017	2016	2017	2016
Net sales:
Aerospace	$320,526	$290,690	$587,206	$559,289
Industrial	179,855	188,692	356,069	365,203
Total consolidated net sales	$500,381	$479,382	$943,275	$924,492
Segment earnings*:
Aerospace	$58,227	$50,578	$105,104	$94,064
As a percent of segment sales	18.2%	17.4%	17.9%	16.8%
Industrial	17,089	19,469	35,087	41,020
As a percent of segment sales	9.5%	10.3%	9.9%	11.2%
Nonsegment expenses	(18,764)	(9,888)	(30,145)	(40,508)
EBIT	56,552	60,159	110,046	94,576
Interest expense, net	(6,316)	(5,793)	(12,751)	(12,254)
Consolidated earnings before income taxes	$50,236	$54,366	$97,295	$82,322

Payments for property, plant and equipment	$21,995	$66,185	$43,053	$99,316
Depreciation expense	$13,663	$8,633	$26,118	$18,749
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NET EARNINGS TO EBIT [1] AND EBITDA [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2017	2016	2017	2016
Net earnings (U.S. GAAP)	$38,105	$40,824	$84,653	$66,644
Income taxes	12,131	13,542	12,642	15,678
Interest expense	6,790	6,234	13,630	13,142
Interest income	(474)	(441)	(879)	(888)
EBIT (Non-U.S. GAAP)	56,552	60,159	110,046	94,576
Amortization of intangible assets	6,431	6,926	12,889	13,872
Depreciation expense	13,663	8,633	26,118	18,749
EBITDA (Non-U.S. GAAP)	$76,646	$75,718	$149,053	$127,197

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2017	2016	2017	2016
Net cash provided by operating activities (U.S. GAAP)	$77,643	$324,322	$129,994	$361,682
Payments for property, plant, and equipment	(21,995)	(66,185)	(43,053)	(99,316)
Free cash flow (Non-U.S. GAAP)	55,648	258,137	86,941	262,366

1Non-U.S. GAAP Financial Measures: EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

2Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com